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EXHIBIT m(1)

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                                       OF
                            SARATOGA ADVANTAGE TRUST

     WHEREAS, Saratoga Advantage Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Trust desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the Act, and the Trustees have determined that there is a reasonable likelihood that adoption of this Plan of Distribution on behalf of each separate investment portfolio of the Trust (each a "Fund") will benefit each Fund and its shareholders;

     WHEREAS, the Trust and Funds Distributor, Inc. (the "Distributor") have entered into a separate Distribution Agreement pursuant to which the Trust on behalf of each Fund has employed the Distributor in such capacity during the continuous offering of shares of the Trust.

     NOW, THEREFORE, the Trust on behalf of each Fund hereby adopts, and Distributor and Saratoga Capital Management (the "Manager") hereby agree to the terms of, this Plan of Distribution (the "Plan") in accordance with Rule 12b-1 under the Act on the following terms and conditions. The Plan is applicable solely to Class B Shares of each Fund.

     1. The Trust shall pay, to the Distributor as the distributor of securities of which the Trust is the issuer, compensation for distribution of its shares at the annual rate of 1.00% of the average daily net assets of Class
B. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine. The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to other broker-dealers or financial institutions who provide distribution and/or shareholder services. In addition, up to .25% of Class B's average daily net assets may be paid directly to the Manager for marketing and support services. All payments made hereunder pursuant to the Plan shall be in accordance with the terms and limitations of the Conduct Rules of the National Association of Securities Dealers, Inc.

     2. The amount set forth in paragraph 1 of this Plan shall be paid for services of the Distributor and other broker-dealers it may select in connection with the distribution of the Trust's shares, including personal services to shareholders with respect to their holdings of Trust shares, and may be spent by the Distributor and such broker-dealers or financial institutions on any activities or expenses related to the distribution of the Trust's shares or services to shareholders, including, but not limited to: compensation to, and expenses of, account executives or other employees of the Distributor, its affiliates or other broker-dealers or financial institutions; overhead and other branch

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office distribution-related expenses and telephone expenses of persons who engage in or support distribution of shares or who provide personal services to shareholders; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials and opportunity costs in incurring the foregoing expenses (which may be calculated as a carrying charge on the excess of the distribution expenses incurred by the Distributor or other broker-dealers over distribution revenues received by them). In addition, the amount specified in paragraph 1 may be paid to the Manager for marketing and support services related to the distribution of Class B Shares, including the preparation of marketing material, provision of software to broker-dealers and sales support.

     3. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of the Trustees of the Trust and of those Trustees who are not "interested persons" of the Trust (as defined in the Act) and have no direct or indirect financial interests in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     4. This Plan shall continue in effect until April 26, 2002 and from year to year thereafter for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3 hereof.

     5. The Distributor and the Manager shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In this regard, the Trustees shall request the Distributor and the Manager to specify such items of expenses as the Trustees deem appropriate. The Trustees shall consider such items as they deem relevant in making the determinations required in paragraph 5 above hereof.

     6. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding Class B voting securities of the respective Fund, and any agreement under the Plan will terminate in the event of its assignment (as defined in the Act). In the event of any such termination or in the event of nonrenewal, the Fund shall have no obligation to pay expenses which have been incurred by the Distributor, the Manager or other broker-dealers or financial institutions in excess of payments made by the Fund pursuant to the Plan. However, this shall not preclude consideration by the Trustees of the manner in which such excess expenses shall be treated.

     7. This Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 1 hereof unless such amendment is approved by a vote of at least a majority of the outstanding Class B voting securities of the respective Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

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     8.   While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

     9. Each Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Trust and the Distributor have executed this Plan of Distribution as of April 9, 2001.


SARATOGA ADVANTAGE TRUST (TRUST)

BY:  /s/ BRUCE E. VENTIMIGLIA
    ---------------------------------
ITS:  CHAIRMAN, PRESIDENT & CEO
    ---------------------------------
FUNDS DISTRIBUTOR, INC. (DISTRIBUTOR)

BY:  /s/ PATRICK W. MCKEON
    ---------------------------------
ITS:  V.P./CHIEF COMPLIANCE OFFICER
    ---------------------------------